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                                     FORM OF

                         INVESTMENT MANAGEMENT AGREEMENT


         THIS INVESTMENT MANAGEMENT AGREEMENT (this "Agreement") is entered into and made effective as of the ___ day of March, 2000, by and between meVC ADVISERS, INC., a Delaware corporation ("Adviser"), and FLEET INVESTMENT ADVISORS, INC., a New York corporation ("Investment Manager"). Terms not otherwise defined herein shall have the meaning assigned to them in that certain Investment Advisory Agreement (the "Advisory Agreement"), dated as of the ___ day of March, 2000, by and between meVC Draper Fisher Jurvetson Fund I, Inc., a Delaware corporation (the "Fund"), and Adviser.


W I T N E S S E T H:

         WHEREAS, the Fund is a non-diversified closed-end management investment company that has elected to be regulated as a business development company pursuant to the provisions of the Investment Company Act; and

         WHEREAS, Adviser is a registered investment adviser under the Advisers Act; and

         WHEREAS, pursuant to the terms and subject to the conditions of the Advisory Agreement, Adviser has undertaken to serve as the Fund's investment adviser and, in connection therewith, to perform certain services for the Fund with respect to the administration of the Fund and its investment activities; and

         WHEREAS, Investment Manager is a registered investment adviser under the Advisers Act; and

         WHEREAS, Investment Manager desires to serve as an Investment Manager to the Fund and, in connection therewith, to assist Adviser in the fulfillment of its duties and obligations under the Advisory Agreement, such assistance to be provided on the terms and subject to the conditions as set forth herein; and

         WHEREAS, Adviser desires to retain Investment Manager to assist Adviser in the fulfillment of its duties and obligations under the Advisory Agreement on the terms and subject to the conditions set forth in this Agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties hereto as herein set forth, the parties covenant and agree as follows:

         1. APPOINTMENT OF INVESTMENT MANAGER; DUTIES OF INVESTMENT MANAGER.

         (a) On the terms and subject to the conditions set forth in this Agreement, Adviser hereby retains Investment Manager to serve as the Fund's Investment Manager and, in connection therewith, to assist Adviser with the fulfillment of its obligations as set forth in the Advisory Agreement.

         (b) In all cases subject to the approval of the Fund's Board of Directors, during the term of this Agreement, Investment Manager hereby agrees to:

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              (i) manage the investment and reinvestment of the Fund's assets in Temporary Investments (as defined in the Fund's Prospectus), in accordance with the Investment Policy attached hereto as Appendix A;

              (ii) continuously review, supervise and administer the Fund's investment program to determine in its discretion the securities to be purchased or sold in accordance with the Investment Policy attached hereto as Appendix A;

              (iii) provide the Fund with all required records concerning Adviser's efforts on behalf of the Fund; and

              (iv) provide regular reports to the Fund's Board of Directors concerning Adviser's activities on behalf of the Fund.

         2. ACCEPTANCE BY INVESTMENT MANAGER. Investment Manager hereby accepts appointment as an Investment Manager to the Fund on the terms and conditions set forth in this Agreement, and agrees to discharge its duties and responsibilities hereunder to the best of its abilities and in compliance with the objectives, policies and limitations as set forth in the Fund's Prospectus and applicable laws and regulations, subject in all cases to the approval of the Fund's Board of Directors.

         3.       COMPENSATION.

         (a) For the services rendered by Investment Manager as set forth in this Agreement, Adviser shall pay an Investment Management Fee to Investment Manager in an amount equal to ten (10) basis points (0.10%) of all assets of the Fund managed by the Investment Manager.

         (b) The Investment Management Fee shall be calculated and paid on a calendar quarter basis, based on the market value of all assets of the Fund managed by the Investment Manager as of the close of business on the last business day of each Quarter.

         (c) In the event of termination of this Agreement, any compensation to which Investment Manager may be entitled pursuant to this Section 3 shall be computed as of the period ending on the last business day on which this Agreement is in effect, subject to pro rata adjustment based on the number of days elapsed in the current month as a percentage of the total number of days in such month.

         4. EXPENSES. Investment Manager shall pay all of its own costs and expenses, including those costs and expenses incurred by Investment Manager in the discharge of its duties and obligations pursuant to this Agreement.

         5. LIMITATION OF LIABILITY. In the absence of: (i) willful misfeasance, bad faith or gross negligence on the part of Investment Manager in the performance of its obligations and duties hereunder; (ii) reckless disregard by Investment Manager of its obligations and duties hereunder; or
(iii) a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Investment Company Act), Investment Manager shall not be subject to any liability to Adviser or the Fund or any stockholder of the Fund for any error of judgment, mistake of law or any other act or omission in the course of, or connected with, the rendering of services by Investment Manager hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security by Investment Manager on behalf of the Fund.

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         6. EXCLUSIVITY. The services provided by Investment Manager hereunder are not exclusive and Investment Manager shall remain free to render such services to others.

         7. RECORDS. Investment Manager agrees to preserve the records required by Rule 204-2 promulgated under the Advisers Act for the period specified therein.

         8. WRITTEN DISCLOSURE STATEMENT. Investment Manager has previously delivered to each of Adviser and the Fund a written disclosure statement as required by Section 204-3(a) of the Advisers Act in the form of either a copy of Part II of Investment Manager's Form ADV which complies with Section 204-1(b) of the Advisers Act or a written document containing at least the information required by Part II of Form ADV. Such written disclosure statement was delivered by Investment Manager to Adviser and the Fund within the time period specified by Section 204-1(b) of the Advisers Act.

         9. DURATION. This Agreement shall be effective beginning on the date set forth in the preamble hereof, and shall remain in force for an initial period of two (2) years. Upon the expiration of the initial two-year period, this Agreement shall be automatically extended for successive one (1) year periods, PROVIDED, that each such continuation is approved by a majority vote of the Fund's Board of Directors and by the holders of at least a majority of the outstanding voting securities of the Fund.

         10. TERMINATION; AGREEMENT OF THE PARTIES RESPECTING TERMINATION.

         (a) This Agreement may be terminated by either party hereto, at any time and without penalty, upon delivery of written notice of such termination at least sixty (60) days prior to the termination date, such written notice to be delivered by the terminating party to the non-terminating party and to the Board of Directors of the Fund.

         (b) This Agreement may be terminated by (i) the Board of Directors of the Fund or (ii) the holders of a majority of the outstanding voting securities of the Fund, upon the delivery Adviser and Investment Manager of written notice of such termination at least sixty (60) days prior to the termination date.

         (c) This Agreement shall immediately and automatically terminate in the event of its assignment without the written consent of Adviser and the Fund.

         (d) Except as may be otherwise agreed or consented to by the parties hereto:

             (i) this Agreement shall terminate automatically in the event of a termination of the Advisory Agreement, such termination to occur concurrently with the termination of the Advisory Agreement;

             (ii) in the event of a termination of this Agreement, Adviser shall terminate the Advisory Agreement, such termination to occur concurrently with the termination of this Agreement or as reasonably practicable thereafter; and

             (iii) in the event of a termination of this Agreement or the
                   Advisory Agreement pursuant to this Section 11, each party hereto agrees that it will not thereafter provide, agree to provide or cause to be provided, directly or indirectly, investment advisory services to the Fund.

         11. AMENDMENTS. This Agreement may be amended with the mutual consent of the parties, PROVIDED, that any such proposed amendment shall be consented to by (i) a majority of the Fund's directors, (ii) a majority of the Fund's disinterested directors and (iii) the holders of a majority of the Fund's outstanding voting securities.

         12. ADVISER HELD HARMLESS. Investment Manager shall indemnify and hold Adviser harmless from and against any and all losses, damages, costs, charges, counsel fees, payments, expenses and liabilities arising out of or attributable to any action or failure or omission to act by Investment Manager as a result of Investment Manager's willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations and duties under this Agreement.

         13. AGENCY RELATIONSHIP. Nothing herein shall be construed as constituting Investment Manager as an agent of Adviser or of the Fund.

         14. SEVERABILITY. If any term or condition of this Agreement shall be found to be invalid or unenforceable to any extent or in any application, the remainder of this Agreement, including such term or condition, except to the extent or in such application such term or condition is held invalid or unenforceable, shall not be affected thereby, and each and every term and condition of this Agreement shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

         15. CAPTIONS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

         16. DEFINITIONS. For purposes of this Agreement, the terms "majority of the outstanding voting securities," "assignment" and "interested person" shall have the respective meanings assigned to them in the Investment Company Act and the rules and regulations thereunder, subject, however, to such exemptions as may be granted to either Adviser or the Fund by the Securities and Exchange Commission pursuant to the authority conveyed to it under the provisions of the Investment Company Act and/or the Advisers Act.

         17. NOTICES. All notices required or permitted to be delivered under or pursuant to this Agreement shall be so delivered by certified mail, postage prepaid, as follows:

         If to Adviser:              meVC Advisers, Inc.
                                     991 Folsom Street, Suite 301
                                     San Francisco, CA  94107
                                     Attn:  Secretary

         If to Investment Manager:   Fleet Investment Advisors, Inc.
                                     75 State Street MA BO FO 7E
                                     Boston, MA 02109

         If to the Fund:             meVC Draper Fisher Jurvetson Fund I, Inc.
                                     991 Folsom Street, Suite 301
                                     San Francisco, CA  94107
                                     Attn:  Secretary

         with a copy to:             Pillsbury Madison & Sutro LLP
                                     50 Fremont St., 10th Floor
                                     San Francisco, CA  94104
                                     Attn:  Michael J. Halloran, Esq.

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         Any notice delivered pursuant to this Section 19 shall be deemed delivered on the third day following its deposit in the United States mail or the date such notice is actually received by the addressee, whichever shall occur first.

         18. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the matters referred to herein and supersedes all prior agreements, negotiations, commitments or understandings.

         19. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and together shall constitute one and the same document.

         20. GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act and the Advisers Act and the rules and regulations promulgated thereunder.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                            MEVC ADVISERS, INC.




                                            By
                                               ------------------------------
                                                      Chief Executive Officer


                                            FLEET INVESTMENT ADVISORS, INC.




                                            By
                                               ------------------------------
                                                      Managing Member


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                                                                         [LOGO]

                                   APPENDIX A
                                INVESTMENT POLICY

                               meVC Advisers, Inc.
                         SHORT TERM INVESTMENT PORTFOLIO


OBJECTIVES

         The primary objective of this Investment Policy with regard to meVC Advisers, Inc. (the "Client") investment portfolio is to provide as high a level of current income as is consistent with the preservation of capital and the maintenance of liquidity to transition this portfolio into equities and other long-term securities. Fleet Investment Advisors (the "Investment Manager") will construct and manage a diversified portfolio that meets these objectives. Securities that the Investment Manager purchases for the Client's portfolio may not earn as high a level of current income as long-term or lower quality securities which generally have less liquidity, greater market risk and more fluctuation in market value.

INVESTMENT GUIDELINES

1.       Approved Instruments
         The following fixed income instruments are considered appropriate for the portfolio:

         a.   U.S. Government and Agency securities.
         b. Money market instruments; repurchase agreements, commercial paper, certificates of deposit, bank obligations, Eurodollar certificates of deposit, and approved money market funds.
         c. Corporate bonds, including Eurodollar issues of U.S. corporations, and U.S. dollar denominated issues of foreign corporations.
         d.   Floating rate securities without interest rate caps.

2.       Quality
         Individual holdings of commercial paper must be rated A-1, P-1, or better by Standard and Poor's Corporation ("S&P") and Moody's Investor Services ("Moody's") at the time of purchase.

         Securities of Issuers with a long-term credit rating must be rated at least A/A2 by Standard & Poor's or Moody's, respectively. If a security held in the portfolio is downgraded by S&P or Moody's below the minimum rating specified above, the Investment Manager will notify the Client's Investment Committee or its designee and recommend appropriate action.

3.       Diversification
         Securities of a single issuer, valued at cost at the time of purchase, should not exceed 5% of the market value of the portfolio or $1 million, whichever is greater. Corporate securities (excluding commercial paper) of a single industry sector, valued at cost at the time of purchase, should generally not exceed 25% of the market value of the portfolio.

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         For purposes of this diversification policy, securities of a parent company and its subsidiaries will always be combined except for captive finance companies. Such captives will be included with their parent company only if their primary purpose is to finance the parent's business. Securities issued by the U.S. Treasury and U.S. Government Agencies are specifically exempted from these restrictions.

4.       Marketability/Liquidity
         The Investment Manager shall purchase liquid securities that regularly trade in a secondary market under normal conditions. The Investment Manager shall also structure the portfolio so that securities mature as needed to meet anticipated liquidity demands.

5.       Maturity/Portfolio Duration
         The portfolio's duration shall approximate the projected cash flows set forth in paragraph four above. In addition, each security within the portfolio shall have a maturity or expiration date, as the case may be, not mare than 365 days from the date such security was purchased.

6.       Performance Measurement
         The Investment Manager will meet with the Client's Investment Committee, Chief Financial Officer or a designee no less than annually and will be available for regular telephone contact. Monthly, the Investment Manager will provide statements of transactions and market valuation of portfolio assets. Quarterly, the Investment Manager will provide the Company with a review of its performance relative to an appropriate Index.

7.       Restricted Investments
         There shall be no investments in instruments other than those provided for in Section 1 of this Appendix. Specifically, but not exclusively, there shall be no futures contracts or options. In addition, there shall be no other derivative securities, nor any securities whose value is derived from the value of another security or group of securities, unless both the derivative security and the securities underlying the value of such derivative security all have quality ratings in accordance with Section 2 in this Appendix A.

         Exceptions to this Investment Policy are prohibited without the prior approval of the Client Investment Committee or its designee.

         Approved by:
                       -------------------------

         Signature:
                       -------------------------

         Title:        Chief Executive Officer

         Date:         March 23, 2000

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